Exhibit 19.1
MODEL N, INC.
PROCEDURES AND GUIDELINES GOVERNING
SECURITIES TRADES BY COMPANY PERSONNEL

As adopted March 19, 2013
As amended August 27, 2013
As amended November 5, 2014
As amended November 2, 2018
As amended May 1, 2020
As amended March 10, 2023
I.    PURPOSE
It is illegal for any employee, officer (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or director of Model N, Inc. (the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information to others who may trade on the basis of that information.
In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its employees, officers and directors, members of their immediate families and others living in their households.
II.    SCOPE
A.    This policy covers all employees, officers and directors of the Company, as well as their immediate family members, people sharing their households and anyone subject to their influence or control. Employees, officers and directors are responsible for ensuring compliance by their immediate family members and affiliated or associated entities. An “immediate family member” under this policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. All of these individuals and entities are referred to in this policy collectively as “Insiders.”
B.    This policy applies to any and all transactions in the Company’s securities, including shares of its Common Stock, restricted stock units, and options to purchase Common Stock (as described in more detail in Section VI.E below), however acquired, and any other type of securities that the Company may issue, such as preferred shares, convertible debentures, warrants and exchange-traded options or other derivative securities.

C.    This policy allows for trades by Insiders made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements set forth below and approval of the Company’s Compliance Officer.
D.    The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of its policy.
III.    SECTION 16 PARTIES; ACCESS PERSONS
A.    Section 16 Parties. The Company has designated those persons on a list maintained by the Compliance Officer as “Officer” (as defined in Rule 16a-1(f) of the Exchange Act) and “Director” as those who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each such person, and each entity affiliated or associated with any such officer or director, is referred herein as a “Section 16 Party.” Section 16 Parties must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.D below. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Parties. Each Section 16 Party will notify the Insider Trading Compliance Officer in writing when such Section 16 Party believes that he or she is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16 Party is no longer so subject, or if the Company determines independently that such Section 16 Party is no longer so subject, then such Section 16 Party automatically will be deemed to be removed from Exhibit A effective when it is determined that such Section 16 Party is no longer subject to Section 16 of the Exchange Act. The Company will promptly notify any Section 16 Party in writing if the Company independently determines that such Section 16 Party is no longer legally subject to Section 16 of the Exchange Act.
B.    Access Persons. The Company has designated those persons on a list maintained by the Compliance Officer as “Access Persons” as those who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Parties). The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation, departure or change of status of Access Persons. The Company will promptly notify any Access Person in writing if the Company independently determines that such Access Person no longer has access to material nonpublic information about the Company.

IV.    INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the Company’s General Counsel as its Insider Trading Compliance Officer (“Compliance Officer”) and in the event of the General Counsel’s unavailability, the Company’s Chief Executive Officer or Chief Financial Officer, or another Section 16 Party, shall be authorized to serve as Compliance Officer in the interim. The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Parties or Access Persons in accordance with the procedures set forth in Section VI.D below, except that with respect to proposed trades by the Compliance Officer when also serving as the Compliance Officer, any proposed trades must be approved by another Section 16 Party. The Compliance Officer may consult with the Company’s legal counsel.
In addition to the trading approval duties described in Section VI.D below, the duties of the Compliance Officer will include the following:
A.     Administering and interpreting this policy and monitoring and enforcing compliance with all policy provisions and procedures.
B.    Responding to all inquiries relating to this policy and its procedures.
C.    Designating and announcing trading blackout periods during which no designated Section 16 Party, Access Person or certain other Insiders may trade in Company securities.
D.    Providing copies of this policy and other appropriate materials to all current and new Insiders, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.
E.    Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
F.    Maintaining the accuracy of the list of Section 16 Parties and Access Persons, and updating such lists periodically as necessary to reflect additions or deletions.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
V.    DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
    A.    “MATERIAL” INFORMATION
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•    Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•    Financial and operational forecasts, including projections of future earnings or losses or other earnings guidance.
•    Customer, product, service, pricing, geography, and market strategies and shifts.
•    Status of the Company’s progress toward achieving significant Company goals.
•    Entry into new strategic relationships, and amendments to or termination of existing strategic relationships.
•    Significant cybersecurity or data breaches.
•    Potential restatements of the Company’s financial statements, changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.
•Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.
•    Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•    Significant changes in senior management.
•    New major contracts or customers, or the loss of a major customer.
•    Initiation of a significant lawsuit.
    B.    “NONPUBLIC” INFORMATION
Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, Web casts, financial news services or Forms 8-K and other filings with the SEC. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the third full trading day following the Company’s widespread public release of the information.

    C.    CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE
Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
VI.    STATEMENT OF COMPANY POLICY AND PROCEDURES
    A.    PROHIBITED ACTIVITIES
1.    No Insider may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section VI.C). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the Insider has material nonpublic information, the prohibition still applies.
2.    No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no Insider may trade in the Company securities during any trading blackout periods designated by the Compliance Officer that are applicable to such Insider (except as permitted by Section VI.C).
3.    No Section 16 Party or Access Person may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.C below.
4.    The Compliance Officer may not trade in Company securities unless the trade has been approved by another Section 16 Party in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).
5.    No Insider may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such Insider for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
6.    No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.
7.    No Insider may engage in hedging or monetization transactions, acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”), and no such person may pledge any Company securities.
8.    No Insider may give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information about that company.
9.    Except as permitted by Section VI.C, no Insider may make a gift or other transfer without consideration of Company securities during a period when that Insider is not permitted to trade.
10.    No Insider may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms or message boards relating to the Company.
11.    No entity over which an Insider has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or shareholders during a period when the Insider is not permitted to trade, unless the limited partners, general partners or shareholders of that entity have agreed in writing to hold the securities until the trading window described in Section VI.B below is first open.
    B.    TRADING WINDOWS AND BLACKOUT PERIODS
1.    Trading Windows for Section 16 Parties and Access Persons. Subject to the exceptions described in Section VI.C below, after obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section VI.D below, Section 16 Parties and Access Persons may trade in Company securities only during the period beginning at the opening of trading on the third business day following the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the fourteenth (14th) day of the third month of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any trading blackout period.
2.    Trading Windows for Employees. Subject to the exceptions described in Section VI.C below, all Insiders who are not Section 16 Parties or Access Persons may trade in Company securities only during the period beginning at the opening of trading on the third business day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the fourteenth (14th) day of the third month of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any trading blackout period. Insiders who are not Section 16 Parties or Access Persons need not obtain approval from the Compliance Officer prior to trading during this period.
3.    No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insider possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows, except as permitted by Section VI.C. Persons possessing such information may trade during a trading window only after the opening of trading on the third full trading day following the Company’s widespread public release of the information.
4.    No Trading During Blackout Periods. The Compliance Officer may designate trading blackout periods that apply to particular individuals or groups of persons for such time as is determined by the Compliance Officer. No Insider may trade in Company securities outside of the applicable trading windows or during any trading blackout periods that the Compliance Officer may designate that applies to such Insider, except as permitted by Section VI.C. No Insider subject to a trading blackout period may disclose to anyone not subject to the trading blackout period that a trading blackout period has been designated or that one previously was in place because that is also confidential information.
    C.    EXCEPTION FOR TRANSFERS PURSUANT TO RULE 10b5-1 PLANS
1.    The Company allows Insiders to trade in Company securities while in possession of material nonpublic information, outside of a trading window or during a trading blackout period, pursuant to an written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of material nonpublic information as contemplated in Rule 10b5-1 (a, “Rule 10b5-1 Plan”) that is approved in writing by the Compliance Officer.

The Company encourages any Section 16 Party and Access Person to enter into a Rule 10b5-1 Plan.
D.    PROCEDURES FOR APPROVING TRADES
1.    Section 16 Parties and Access Persons. No Section 16 Party or Access Person may trade in Company securities, until:
a.    The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);
b.    The person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that:
(i)    Such person is not in possession of material nonpublic information concerning the Company; and
(ii)    the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act.
c.    The Compliance Officer has approved the trade(s) and has certified such approval in writing, except as provided in paragraph 2 of this subsection.
d.    Notwithstanding the Compliance Officer’s approval of a proposed trade, if a Section 16 Party or Access Person comes into possession of material nonpublic information after the approval of a proposed trade but before the proposed trade has occurred, such person shall not execute the proposed trade.
2.    Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:
a.    The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1 and this policy;
b.    The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least one month in advance of the first trade thereunder (such approval shall not be considered a determination by the Company or the Compliance Officer that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1);
c.    The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the Rule 10b5-1 Plan, that:
(i)    Such person is not aware of material nonpublic information concerning the Company;
(ii)    all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with applicable SEC rules;
(iii)    such person is establishing the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and
(iv)    such person will act in good faith with respect to the 10b5-1 Plan throughout its duration.
You must notify the Compliance Officer promptly and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
d.    The first trade under the Rule 10b5-1 Plan does not occur (i) for a Section 16 Party: until the later of (A) ninety (90) days after adoption of the Rule 10b5-1 Plan and (B) two business days following the disclosure of the Company financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that disclose the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and for persons other than Section 16 Parties: thirty (30) days after the adoption of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.”
e.    A trading person may have no more than one 10b5-1 Plan established at any point in time (i.e. multiple concurrent or overlapping plans are prohibited), subject to the exception note in Rule 10b5-1, which are provide for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
f.    The Rule 10b5-1 Plan is not a single-trade Rule 10b5-1 Plan established during the 12-month period immediately following the person’s establishment of another single-trade Rule 10b5-1 Plan, subject to the exception noted in Rule 10b5-1, which are provided in the Appendix.

3.    Modification of a Rule 10b5-1 Plan. Once an approved Rule 10b5-1 Plan in place, approval from the Compliance Officer is necessary to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating the existing Rule 10b5-1 Plan and entering into a new Rule 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially establishing a Rule 10b5-1 Plan, including being subject to a new Cooling-Off Period. The Company discourages employees, officers or directors from making multiple Plan Modifications, as that may give the appearance that such person is trading on material nonpublic information under the guise of that plan. Plan Modifications can only be made during a trading window and not during any blackout period and only when such person is not in possession of material nonpublic information. For other modifications to a 10b5-1 Plan, the Compliance Officer must be notified of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer.
4.    Termination of a Rule 10b5-1 Plan. Once an approved 10b5-1 Plan is in place, an Insider must notify the Compliance Officer upon termination of such 10b5-1 Plan.
5.     No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Section 16 Parties or Access Persons or to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion. Approval of a Rule 10b5-1 Plan by the Compliance Officer shall not be considered a determination by the Company or the Compliance Officer that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
    E.    EMPLOYEE BENEFIT PLANS
1.    Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s 2021 Employee Stock Purchase Plan that is used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this policy.
2.    Stock Option Plans. The trading prohibitions and restrictions set forth in this policy shall not prohibit the exercise of stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. The trading prohibitions and restrictions set forth in this policy shall not apply to the payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.

3.     RSUs. The trading prohibitions and restrictions shall not prohibit the settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
F.    PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
VII.    POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
    A.    CIVIL AND CRIMINAL PENALTIES
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties, pay a criminal penalty and serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
    B.    COMPANY DISCIPLINE
Violation of this policy or federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.    REPORTING OF VIOLATIONS
Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer, Chief Executive Officer or Chief Financial Officer, or through the procedures outlined in the Company’s Whistleblower and Complaint Policy. Upon learning of any such violation, the Compliance Officer, Chief Executive Officer and Chief Financial Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.    INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.
IX.    CHANGES TO THE POLICY; EFFECTIVE DATE
A.    Policy Modifications or Waivers
The Company’s Board of Directors reserves the right in its sole discretion to modify or grant waivers to this policy. Any amendments or waivers may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board of Directors, any waiver, amendment or modification of the policy by the Board of Directors shall not be considered a waiver of the Company’s Code of Conduct and Ethics.
B.    Effective Date
The effective date of this policy is March 10, 2023. The amendments to this policy will not apply to any existing Rule 10b5-1 Plan that was entered into prior to March 10, 2023.

APPENDIX
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction
Such exceptions are:
•An eligible “sell-to-cover” Rule 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single Rule 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•One later-commencing Rule 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing Rule 10b5-1 Plan if the date of adoption of the later-commencing Rule 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing Rule 10b5-1 Plan.
Exceptions to the Single-Trade Rule 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” Rule 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.